Exhibit 10.27

7.20% Cumulative Recourse Offered Preferred Securities

June 1, 2005

WAIVER

Diamond Walnut Growers, Inc.
1050 South Diamond Street
P.O. Box 1727
Stockton, CA 95201-1727

Ladies and Gentlemen:

1.     Agreements. Reference is made in this Waiver (this “Waiver”) to the following documents:

     (a)     Second Amendment to Note Purchase Agreement. That certain Second Amendment to Note Purchase Agreement among Diamond Walnut Growers, Inc., a California corporation (the “Company”), Teachers Insurance and Annuity Association of America and Pru & Co., as purchasers, dated April 8, 2005, pursuant to which the Company states its desire to convert from an incorporated non–stock agricultural cooperative marketing association organized under the Food and Agricultural Code of the State of California to a Delaware corporation (the “Conversion”). The Conversion will be accomplished by merging the Company with and into Diamond Foods, Inc., a newly-formed Delaware corporation and wholly owned subsidiary of the Company (the “New Company”). The New Company intends to issue new equity in a public offering (the “Public Offering”). The Conversion will not occur unless the Public Offering is completed.

     (b)     Trust Agreement. That certain Trust Agreement, dated as of August 19, 1998 (the “Trust Agreement”), among the Company, Wilmington Trust Company, a banking corporation organized under the laws of the state of Delaware, as Property Trustee (the “Property Trustee”) and as Delaware Trustee (the “Delaware Trustee”), Michael Riley, an individual, and Priscilla Ross, an individual, pursuant to which DW Capital Trust I, a statutory business trust organized under the Business Trust Act of the State of Delaware (the “Trust”) (i) was formed, (ii) issued Common Securities, all of which are held by the Company, (iii) issued Preferred Securities, all of which are held by The Prudential Insurance Company of America (the “Purchaser”) pursuant to the Purchase Agreement referred to in Paragraph 1(c) below and (iv) agreed to lend the net proceeds from the issuance of the Trust Securities to the Company pursuant to the Subordinated Loan Agreement referred to in Paragraph 1(d) below. Capitalized terms used in this Waiver but not otherwise defined herein, shall have the meanings set forth in the Trust Agreement.

     (c)     Preferred Securities Purchase Agreement. That certain Preferred Securities Purchase Agreement, dated as of August 20, 1998 (the “Purchase Agreement”), among the

Trust, the Company and the Purchaser, pursuant to which the Trust authorized the issuance and sale of fifteen (15) of its 7.20% Cumulative Recourse Offered Preferred Securities, due August 20, 2011, all of which are held by the Purchaser.

     (d)     Subordinated Loan Agreement. That certain Subordinated Loan Agreement, dated as of August 20, 1998 (the “Loan Agreement”) between the Company and the Trust pursuant to which the Trust made a subordinated loan to the Company in the principal amount of $15,464,000, evidenced by a subordinated promissory note (the “Loan”) of the Company and the Trust.

     (e)     Guarantee Agreement. That certain Guarantee Agreement dated as of August 20, 1998 (the “Guarantee Agreement”, and together with the Trust Agreement, the Purchase Agreement and the Loan Agreement, the “Transaction Documents”), executed by the Company for the benefit of the holders from time to time of the Preferred Securities of the Trust.

1.     Covenant. The Company hereby agrees that (a) within 5 Business Days after the closing date of the Public Offering, the Company shall (i) prepay the Loan under the Loan Agreement in full pursuant to Section 2.03 of the Loan Agreement and (ii) in connection with such repayment, effect under Section 4.2(b) of the Trust Agreement an Unscheduled Redemption of all issued and outstanding Preferred Securities, and (b) a breach of the Company’s covenant in clause (a) shall be an Event of Default under the Trust Agreement. The Trustees hereby agree that upon prepayment of the Loan pursuant to clause (a), the Trust shall redeem the Preferred Securities pursuant to Section 4.2(b) of the Trust Agreement.

2.     Event of Default. The Company acknowledges that but for the effectiveness of this Waiver, the Conversion would cause an Event of Default under the Transaction Documents, including without limitation, as a consequence of the Conversion being a breach of Section 7.03 of the Loan Agreement, Section 8.1(b) of the Purchase Agreement and Section 3.3 of the Guarantee Agreement.

3.     Waiver. The Property Trustee, the Delaware Trustee, the Administrators listed on Schedule I hereto (the “Administrators”) and the Purchaser hereby waive in advance, subject to Paragraph 4 and 5 below, all breaches of the Transaction Documents resulting from the Conversion that would otherwise cause an Event of Default (the “Conversion Breaches”). Accordingly, the Conversion Breaches shall not cause Events of Default.

4.     Scope of Waiver. Notwithstanding any of the foregoing, the waiver set forth in Paragraph 3 above shall only be effective with respect to the Conversion Breaches. The waiver set forth above in Paragraph 3 shall not (a) operate as a waiver of the Company’s requirement to comply with any covenant for any subsequent period or of any Event of Default resulting from any other default occurring under an agreement to which the Company is a party or (b) constitute a waiver of any other provision of any Transaction Document.

5.     Representations and Warranties. To induce the Property Trustee, the Delaware Trustee, the Administrators and the Purchaser to waive the Conversion Breaches as provided in Paragraph 3 above, the Company represents and warrants to each of the Property Trustee, the

Delaware Trustee, the Administrators and the Purchaser that, on the date of this Waiver and after giving effect to the waiver set forth in Paragraph 3 above:

     (a)     No Default or Event of Default under any of the Transaction Documents has occurred and is continuing; and

     (b)     Each of the Transaction Documents is in full force and effect.

6.     Miscellaneous.

     (a)     Effective Date. This Waiver shall become effective as of June 1, 2005 upon the execution hereof by each of the parties hereto in the space provided below.

     (b)     Governing Law. This Waiver shall be governed by and construed in accordance with the laws of the State of California without reference to conflicts of law rules. This Waiver may be executed in any number of identical counterparts, any set of which signed by all parties hereto shall be deemed to constitute a complete, executed original for all purposes.

Very truly yours,

WILMINGTON TRUST CO.,

as Property Trustee of the DW CAPITAL TRUST I
By
/s/ Mary St. Amand

Name:
Title:

WILMINGTON TRUST CO., as Delaware Trustee of the DW CAPITAL TRUST I

By
/s/ Mary St. Amand

Name:
Title:

Michael Mendes, as Administrator
/s/ Michael Mendes

Matthew Connors, as Administrator
/s/ Matthew Connors

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as Purchaser

By
/s/ James F. Evert

Name:
Title:

The foregoing is hereby agreed and consented to as of the date thereof, and the Company reaffirms the representations and warranties set forth in Paragraph 5 herein.

DIAMOND WALNUT GROWERS, INC.

By /s/ Seth Halio

Name: Seth Halio
Title: EVP/CFO

Signature Page to Waiver Letter

Schedule I
Administrators

Michael Mendes
Matthew Connors

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